UNITED STATES ANTIMONY CORPORATION
POST OFFICE BOX 643
THOMPSON FALLS, MONTANA  59873-0643
406-827-3523

       406-827-3543 FAX

   _________________________________________________________________
29 December 1997

Greg Hougham
Kathy Kopczick
1600 Seafirst Fiancial Center
Spokane, WA
99201


Dear Greg and Kathy:

     This letter is to inform you that by vote of the Board of Directors of United States Antimony Corporation we have engaged Jeffrey R. Maichel, CPA as our certifying accountant for the coming year end. Accordingly, we must also inform your firm,Coopers and Lybrand, that they are dismissed as our certifying accountants.

Jeff will be filing the 8-k shortly and include this letter as an exhibit.
I have enjoyed our association over the years, and wish both of you the best.

                              Sincerely,

                              [S] John C. Lawrence


                              John C. Lawrence
                              President, United States
                              Antimony Corporation


cc Jeff Maichel